Exhibit 99.1

NUTRACEA U.S. FILES FOR PROTECTION UNDER CHAPTER 11 TO RESTRUCTURE OPERATIONS

•	Day-to-Day Operations Return to Normal

•	DIP Financing Facility for $6,750,000 Signed with Wells Fargo Bank, N.A.

•	Subsidiaries, including Brazilian Operation Irgovel, Not part of the bankruptcy Filing

PHOENIX, AZ, November 10, 2009 – NutraCea (OTC Bulletin Board: NTRZ.PK - News), a world leader in stabilized rice bran (SRB) nutrient research and technology, announced today that the Company has filed a voluntary petition for protection under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Arizona.  None of the Company’s subsidiaries, including its Brazilian rice bran oil operation, Irgovel, were included in the bankruptcy filing.

The Company plans to use the protection provided by the courts under Chapter 11 to restructure its operations, reduce overhead and sell non-core assets, in line with the previously announced strategy of focusing on its core businesses of stabilized rice bran, rice bran oil, nutraceuticals and baby cereal.
“The protection provided by the Chapter 11 process will allow NutraCea to gain immediate liquidity through the $6,750,000 Debtor-in-Possession (DIP) financing facility provided by Wells Fargo Bank, N. A. and to resume normal day-to-day operations, while giving us the opportunity to restructure, strengthen our business performance and create long-term value for our stakeholders,” said W. John Short, Chief Executive Officer. Short added, “We will work hard to emerge from this process as quickly as possible with a streamlined cost structure that should allow us to operate as a healthier, more competitive and profitable company. We deeply appreciate the dedication and efforts of our employees, who have worked exceedingly hard during this challenging period. We look forward to the continued support of our customers, vendors and business partners as we reposition NutraCea for future growth and profitability.”

In conjunction with its filing, the Company applied for Bankruptcy Court approval for a DIP financing facility provided by Wells Fargo Bank, N. A.   The DIP facility provides lines of credit totaling $6,750,000 which, combined with cash flow from operations, will permit payment of employee wages and benefits and allow the Company to resume normal day-to-day operations, including payment of post-petition obligations to vendors and professional service providers, all in the normal course of business.

The total funds that NutraCea will be able to access under the DIP financing facility will be determined using a borrowing base formula and will be reduced by the outstanding balance owing under NutraCea’s old credit facility with Wells Fargo Bank, N.A.  NutraCea currently owes approximately $3,575,000 to Wells Fargo Bank, N.A. under the old credit facility.  The Company’s obligations under the DIP financing facility will be secured by its facilities in Phoenix, Arizona, Dillon, Montana and Mermentau, Louisiana and all of its personal property assets other than certain intellectual property assets.

In addition to seeking Bankruptcy Court approval of the DIP financing, NutraCea has filed several customary first day motions seeking authority to take actions in furtherance of its reorganization.

NutraCea has retained Forrester, Worth & Green PLLC as its bankruptcy counsel.

The Company plans to post regular updates on its website regarding the Chapter 11 process in order to keep employees, customers, vendors, professional service providers, shareholders, other stakeholders and the general public apprised of its progress as it restructures under court supervision.  This information will be available starting today by visiting the Company’s website and clicking the button titled Restructuring Information.

About NutraCea

NutraCea is a world leader in production and utilization of stabilized rice bran. NutraCea holds many patents for stabilized rice bran production technology and proprietary products derived from SRB. NutraCea's proprietary technology enables the creation of food and nutrition products to be unlocked from rice bran, an underutilized by-product of standard rice processing. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.NutraCea.com.

Forward-Looking Statements

This release contains forward-looking statements, including without limitation, statements about the Company posting updates on its website, strengthening its business performance, providing long-term value to its shareholders, and becoming more competitive and profitable. These statements are made based upon current expectations and actual results may differ from those projected, due to various risks and uncertainties. NutraCea does not undertake to update forward-looking statements in this news release to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking information. Assumptions and other information that could cause results to differ from those set forth in the forward-looking information can be found in NutraCea's filings with the Securities and Exchange Commission, including NutraCea's most recent periodic reports.